Exhibit 99.1
MabVax Stockholders Approve Remaining Proposal at Special Meeting of Stockholders

Recent Capital Raises Enable Continued Advancement of Clinical Programs to Key Data Milestones

San Diego, October 6, 2017 -- MabVax Therapeutics Holdings, Inc. (NASDAQ: MBVX) a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today announced that its stockholders approved the remaining proposal on the ballot for the Special Meeting of Stockholders, which re-convened on October 6, 2017 (the “Special Meeting”). Five other proposals were approved previously by the stockholders at the Special Meeting after achieving a quorum on October 2, 2017.

The resolution approved on Friday, October 6, 2017, at the Special Meeting gives the Board of Directors the authority, if necessary, to implement a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to September 28, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors. The stockholders provided an affirmative vote of over 50% of the issued and outstanding voting power of MabVax's outstanding voting shares.

The Benefit of Achieving Stockholder Approval

The stockholders’ approval of the proposal is important given the value of being listed on the NASDAQ Capital Market. If the Company is unable to achieve and maintain a minimum bid price of $1.00 per share for a minimum of ten consecutive trading days, on its own without a reverse split prior to March 5, 2018, then the Company has the authority to implement a reverse stock split for the purpose of maintaining compliance with continued listing.

As background, on September 6, 2017, the Company received a letter from the Listing Qualifications Department of the NASDAQ Capital Market (the “Staff”) notifying the Company that it had not maintained the minimum bid price of $1.00 per share, based on the prior 30 consecutive days, as required for continued listing on the NASDAQ Capital Market. The Company has been provided 180 calendar days, or until March 5, 2018, to regain compliance with the Rule.

The Company believes the stock price decline resulted from the market anticipating that the Company would have to raise capital to continue funding the Company’s lead clinical development program for a radioimmunotherapy product designated as MVT-1075, and MVT-5873 in combination with chemotherapy in first line patients. The Company has taken appropriate action as evidenced by the fact that in the 30 trading days leading up to the Staff’s letter, through September 30, 2017, the Company raised approximately $4.6 million through one public offering and two registered direct offerings.

Continuing Clinical Development Plans for 2017

MVT-1075 Radioimmunotherapy Product – We intend to continue clinical development of MVT-1075 for the treatment of locally advanced or metastatic pancreatic cancer patients. We intend to treat additional patients to continue to assess the safety and potential efficacy of this treatment.

MVT-5873 in Combination with gemcitabine and nab-paclitaxal – We intend to continue clinical development of MVT-5873 in combination with gemcitabine and nab-paclitaxal in first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. We have treated two cohorts of patients for a total of six patients through September 22, 2017 in this study; and we plan to enroll an additional cohort of patients with the objective of confirming early observations.

Efforts to Maximize Stockholder Value

In early September, the Company announced that it had engaged Greenhill & Co. (NYSE: GHL) to serve as a financial advisor to assist the Company in exploring and evaluating strategic options with the goal of maximizing shareholder value. Several options are being considered, including identifying new opportunities which could include the acquisition of MabVax by another company, the sale or divestiture of specific assets coupled with a reverse merger, merging with another company, or licensing of selected technologies. MabVax does not have a defined timeline for the exploration of strategic alternatives and is not confirming that the evaluation will result in any strategic alternative being announced or consummated.

About MabVax

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward-Looking Statements

This press release on announcing the results of our Special Meeting, clinical development plans, and plans to use an investment banker to assist in pursuing options to improve shareholder value contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials and product development pipeline. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jenenethomascommunications.com